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                             DISTRIBUTION AGREEMENT

         DISTRIBUTION AGREEMENT made and effective this 1st day of August, 1996, by and between NYLIFE Distributors Inc. ("Distributor"), a Delaware corporation, and New York Life Insurance and Annuity Corporation, ("NYLIAC"), a Delaware corporation, on its own behalf and on behalf of Corporate Sponsored Variable Universal Life Separate Account of NYLIAC (the "Account").
                                  WITNESSETH:
         WHEREAS, the Account was established by NYLIAC under the laws of the State of Delaware, pursuant to a resolution of NYLIAC's Board of Directors in order to set aside the investment assets attributable to certain corporate sponsored variable universal life insurance policies ("Policies") issued by NYLIAC;
         WHEREAS, NYLIAC has registered the Account with the Securities and Exchange Commission ("SEC") as a unit investment trust under the Investment Company Act of 1940 ("1940 Act");
         WHEREAS, Distributor is and will be registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934 ("1934 Act"), and a member of the National Association of Securities Dealers, Inc. ("NASD"); and
         WHEREAS, NYLIAC has registered the Policies under the Securities Act of 1933 and proposes to have the Policies sold and distributed through Distributor, and Distributor is willing to sell and distribute such Policies under the terms stated herein:
         NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:
         1. Appointment As Distributor/Principal Underwriter. NYLIAC grants to Distributor the exclusive right to be, and Distributor agrees to serve as, distributor and principal underwriter of the Policies during the term of this Agreement. Distributor agrees to use its best efforts to solicit applications for the Policies and otherwise perform all duties and functions which are necessary and proper for the distribution of the Policies.
         2. Prospectus. Distributor agrees to offer the Policies for sale in accordance with the registration statement and prospectus therefor then in effect. Distributor is not authorized to give any information or to make any representations concerning the Policies other than those contained in the current prospectus therefor filed with the SEC or in such sales literature as may be authorized by NYLIAC.
         3. Considerations. All premiums, purchase payments or other monies payable under the Policies shall be remitted promptly in full together with such application, forms and any other required documentation to NYLIAC or its designated servicing agent and shall become the exclusive property of NYLIAC. Checks or money orders in payment under the Policies shall be drawn to the order of "New York Life Insurance and Annuity Corporation" and may be remitted by wire if prior written approval is obtained from NYLIAC.
         4. Copies of Information. On behalf of the Account, NYLIAC shall furnish Distributor with copies of all prospectuses, financial statements and other documents which Distributor reasonably requests for use in connection with the distribution of the Policies.
         5. Registration Representation. Distributor represents that it is or will be prior to the offer and sale of the Policies (i) duly registered as a broker-dealer under the 1934 Act, (ii) a member in good standing of the NASD and, (iii) to the extent necessary to offer the Policies, duly registered or otherwise qualified under the securities laws of any state or other jurisdiction. Distributor shall be responsible for carrying out its sales and underwriting obligations hereunder in continued compliance with the NASD Rules of Fair Practice and federal and state securities and insurance laws and regulations.
         6. Other Broker/Dealer Agreements. Distributor is hereby authorized to enter into written sales agreements with other independent broker-dealers for the sale of the Policies. All such sales agreements entered into by Distributor shall provide that each independent broker-dealer will assume full responsibility for continued compliance by itself and by its associated persons with the NASD Rules of Fair Practice and applicable federal and state securities and insurance laws, and shall be in such form and contain such other provisions as NYLIAC may from time to time require. All associated persons of such independent broker-dealers soliciting applications for the Policies shall be duly and appropriately registered by the NASD and licensed and appointed by NYLIAC for the sale of the Policies under the insurance laws of the applicable states or jurisdictions in which such Policies may be lawfully sold. All applications for the Policies solicited by such broker-dealers through their representatives, together with any other required documentation and

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premiums, purchase payments and other monies, shall be handled as set forth in paragraph 3 above.
         7. NYLIFE Securities Inc. Registered Representatives. In addition to entering into sales agreements with other independent broker-dealers, Distributor is hereby authorized to utilize representatives of NYLIFE Securities Inc. ("NYLSEC"), acting on behalf of Distributor, to effect offers and sales of the Policies. In this regard, Distributor agrees that it shall be fully responsible for the following: (a) ensuring that no person shall offer or sell the Policies on its behalf until such person is duly registered as a representative of NYLSEC, duly licensed and appointed by NYLIAC, and appropriately licensed, registered or otherwise qualified to offer and sell such Policies under state and federal securities, insurance and other laws of all states in which such Policies shall be sold; (b) ensuring that NYLSEC supervises and controls its representatives who are soliciting applications for the Policies; c) ensuring that NYLSEC takes all necessary and proper steps to adequately train its representatives who are soliciting applications for the Policies; and (d) taking all necessary and proper steps to ensure compliance on a continuous basis with the NASD Rules of Fair Practice and with federal and state securities and insurance law requirements concerning the offer and sale of the Policies.
         8. Insurance Licensing and Appointments. NYLIAC shall apply for the proper insurance licenses and appointments in appropriate states or jurisdictions for the designated persons acting on behalf of Distributor or associated with other independent broker-dealers which have entered into sales agreements with Distributor for the sale of the Policies; provided that NYLIAC reserves the right to refuse to appoint any proposed registered representative as an agent or broker, and to terminate an agent or broker once appointed.
         9. Recordkeeping. NYLIAC and Distributor shall cause to be maintained and preserved for the periods prescribed such accounts, books, and other documents as are required of them by the 1940 Act, the 1934 Act, and any other applicable laws and regulations. The books, accounts and records of NYLIAC, of the Account, and of Distributor as to all transactions hereunder shall be maintained so as to disclose clearly and accurately the nature and details of the transactions. NYLIAC (or such other entity engaged by NYLIAC for this purpose), on behalf of and as agent for Distributor, shall maintain Distributor's books and records pertaining to the sale of the Policies to the extent as mutually agreed upon from time to time by NYLIAC and Distributor; provided that such books and records shall be the property of Distributor, and shall at all times be subject to such reasonable periodic, special or other audit or examination by the SEC, NASD, any state insurance commissioner and/or all other regulatory bodies having jurisdiction. NYLIAC shall be responsible for sending on behalf of and as agent for Distributor all required confirmations on customer transactions in compliance with applicable regulations, as modified by an exemption or other relief obtained by NYLIAC. Distributor shall cause NYLIAC to be furnished with such reports as NYLIAC may reasonably request for the purpose of meeting its reporting and recordkeeping requirements under the insurance laws of the State of New York and any other applicable states or jurisdictions. NYLIAC agrees that its records relating to the sale of the Policies shall be subject to such reasonable periodic, special or other audit or examination by the SEC, NASD, and any state insurance commissioner and/or all other regulatory bodies having jurisdiction.
         10. Commissions. NYLIAC shall have the responsibility for paying on behalf of Distributor (i) any compensation to other broker-dealers and their associated persons due under the terms of any sales agreements entered into pursuant to paragraph 6 above, between Distributor and such broker-dealers as agreed by NYLIAC; and (ii) all commissions or other fees to persons acting on behalf of Distributor which are due for the sale of the Policies in the amounts and on such terms and conditions as NYLIAC and Distributor shall determine. Notwithstanding the preceding sentence, no broker-dealer, associated person or other individual or entity shall have an interest in any deductions or other fees payable to Distributor as set forth herein.
         11. Expense Reimbursement. NYLIAC shall reimburse Distributor for all costs and expenses incurred by Distributor in furnishing the services, materials, and supplies required by the terms of this Agreement.
         12. Indemnification. NYLIAC agrees to indemnify Distributor for any losses incurred as a result of any action taken or omitted by Distributor, or any of its officers, agents or employees, in performing their responsibilities under this Agreement in good faith and without willful misfeasance, gross negligence, or reckless disregard of such obligations.
         13. Regulatory Investigations. Distributor and NYLIAC agree to cooperate fully in any insurance or judicial regulatory investigation or proceeding arising in connection with the Policies distributed under this Agreement. Distributor and NYLIAC further agree to cooperate fully in any securities regulatory inspection,

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inquiry, investigation or proceeding or any judicial proceeding with respect to
NYLIAC, Distributor, their affiliates and their representatives to the extent that such inspection, inquiry, investigation or proceeding or judicial proceeding is in connection with the Policies distributed under this Agreement. Without limiting the foregoing:
                  (a) Distributor will be notified promptly of any notice of any regulatory inspection, inquiry, investigation or proceeding or judicial proceeding received by NYLIAC with respect to Distributor or any representative or which may affect NYLIAC's issuance of any Policies marketed under this Agreement; and
                  (b) Distributor will promptly notify NYLIAC of any notice of any regulatory inspection, inquiry, investigation or judicial proceeding received by Distributor or any representative with respect to NYLIAC or its affiliates in connection with any Policies distributed under this Agreement. In the case of a customer complaint, Distributor and NYLIAC will cooperate in investigating such complaint and shall arrive at a mutually satisfactory response.
         14. Termination.
             (a) This Agreement may be terminated by either party hereto upon 60 days prior written notice to the other party.
             (b) This Agreement may be terminated upon written notice of one party to the other party hereto in the event of bankruptcy or insolvency of such party to which notice is given.
             (c) This Agreement may be terminated at any time upon the mutual written consent of the parties hereto.
             (d) Distributor shall not assign or delegate its responsibilities under this Agreement without the written consent of NYLIAC.
             (e) Upon termination of this Agreement, all authorizations, rights and obligations shall cease except the obligations to settle accounts hereunder, including payments or premiums or contributions subsequently received for Policies in effect at the time of termination or issued pursuant to applications received by NYLIAC prior to termination.
         15. Regulatory Impact. This Agreement shall be subject to, among other laws, the provisions of the 1940 Act and the 1934 Act and the rules, regulations, and rulings thereunder and of the NASD, from time to time in effect, including such exemptions from the 1940 Act as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith. Without limiting the generality of the foregoing, the term "assigned" shall not include any transaction exempted from section 15(b)(2) of the 1940 Act.
         Distributor shall submit to all regulatory and administrative bodies having jurisdiction over the operations of the Account, and will provide any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws or regulations.
         16. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
         17. Choice of Law. This Agreement shall be construed, enforced and governed by the laws of the State of New York.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officials as of the day and year first above written.

Attest:                             NYLIFE DISTRIBUTORS INC.


 /s/Joanna Lattarulo                By  /s/Jefferson C. Boyce
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Attest:                             NEW YORK LIFE INSURANCE
                                            AND ANNUITY CORPORATION

 /s/Lawrence R. Stoehr              By  /s/ Robert A. Slepicka
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